UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

AVINGER, INC.
(Name of Registrant as Specified In Its Charter)

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400 CHESAPEAKE DRIVE

REDWOOD CITY, CALIFORNIA 94063

The following information in the form of a letter to shareholders supplements and relates to the proxy statement (the “Proxy Statement”) that was mailed by Avinger, Inc. (the “Company”) to its stockholders in connection with the Company’s Annual Meeting of Stockholders to be held on December 10, 2020. This supplement is being filed with the SEC and is being made available to stockholders on or about December 3, 2020. This supplement should be read in conjunction with the Proxy Statement filed with the U.S. Securities and Exchange Commission (“SEC”) and furnished to stockholders on or about October 26, 2020.

400 CHESAPEAKE DRIVE

REDWOOD CITY, CALIFORNIA 94063

YOUR IMMEDIATE ATTENTION IS REQUESTED REGARDING YOUR INVESTMENT IN

AVINGER, INC. AND THE PROPOSED REVERSE STOCK SPLIT.

Dear:

Avinger, Inc.’s Annual Meeting of Stockholders to approve a number of matters, including an authorization for the Board to enact a reverse stock split should it be deemed necessary, is fast approaching. The reverse stock split proposal requires a majority of the outstanding shares to vote in favor in order to be approved. If our share price does not organically rise above $1 for at least 10 trading days prior to the Nasdaq deadline, Avinger will be unable to maintain its NASDAQ listing.

MANAGEMENT BELIEVES APPROVING THE REVERSE STOCK SPLIT PROPOSAL NOW IS THE MOST EFFECTIVE AND COST EFFICIENT WAY TO ENSURE WE CAN MAINTAIN OUR NASDAQ LISTING.

While we continue to work to support organic improvement in our share price toward the required $1 minimum bid price, there can be no guarantee we will meet that goal before the Nasdaq deadline. We believe voting NOW in favor of this proposal is the most prudent course of action for our stockholders. First, it avoids the need of a meeting in just three to four months should the share price not achieve the $1 requirement. We believe our balance sheet cash is best used for growth initiatives, not a costly and redundant special meeting. Second, by voting in favor of the reverse split authorization now, stockholders can be confident Avinger has the tools needed to meet the $1 minimum bid price requirement, whether organically through share price appreciation or via a reverse split should Avinger’s Board of Directors deem it necessary. We believe removing the uncertainty around our listing is in the best interest of our share valuation and our stockholders.

We fully understand the concerns that have been expressed, and believe that addressing the reverse split proposal NOW allows the market to focus on our business results, not outside matters around our listing. Avinger has announced that we have the cash resources for our planned growth initiatives in 2021, a notable change from prior years. Additionally, in our third quarter reported results, we grew revenue on a sequential basis and maintained a more efficient operating cost profile. However, spending money on a special meeting reduces the benefit of that lower operating cost profile, and may force us to cut growth investments to cover the additional costs of another meeting that has the same proposal.

Our records indicate you may have voted AGAINST the reverse stock split at the time of the mailing of this notice. Avinger’s Board of Directors firmly believes that the proposed reverse stock split authorization provides higher confidence that we can maintain our Nasdaq listing while eliminating the need for wasteful future spending by taking action now.

***EVERY VOTE COUNTS - PLEASE TAKE THE TIME TO CHANGE YOUR VOTE FOR

PROPOSAL 3 TODAY***

The fastest and easiest way to vote is by telephone or via the internet.  Instructions on how to vote your shares by telephone or Internet are provided on the proxy card enclosed with materials previously mailed to you.  Alternatively, you may be able to vote by phone by calling our proxy solicitation firm, Morrow Sodali LLC at 1-877-787-9239.   We urge you to read the full proxy statement, which has been filed with the Securities and Exchange Commission at www.sec.gov or can be obtained at no charge by calling our proxy solicitation firm at the number above.  Thank you for your investment in Avinger, Inc. and for taking the time to vote your shares.